Exhibit 4.24.1

Additional Agreement No. 1
to contract on network connection between OAO Rostelecom and OAO Sibirtelecom
No. 1-01 dated August 1, 2003

Moscow	March 09, 2006

This Agreement is entered into between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by Charter, on the one part, and Sibirtelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by General Director Anatoly Ivanovich Nikitin, authorized to act by Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Agreement”) on the incorporation of the below-listed amendments in the Contract on Network Connection (hereinafter, “the Contract”), as follows:

1.                             In clause 1.6. of the Contract - to exclude the last paragraph.

2.                             Clause 1.7. of the Contract shall be amended as follows: 1.7. “Associated Operator”  means a telecommunications operator who meets all of the following criteria:

a)              the telecommunication network of such an operator is interconnected into the network of the Operator on the local and/or zonal level;

b)             such Operator performs billing for long-distance and international telecommunications provided for its Users by Rostelecom in accordance with relevant agreement between the Operator and Rostelecom;

3.                             Clause 1.12 of the Contract — to be excluded.

4.                             Clause 1.13 of the Contract shall be marked as Clause 1.12. and shall be amended as follows:

“Traffic Admission Services”  collectively mean zone  termination of call to the Associated Operator’s network; zone termination of call to the Operator’s network; zone initiation of call zone from the Operator’s networks; initiation of call from the Associated operator’s networks in the course of long-distance and international communication provided by Rostelecom to the Users”.

5.                             Clause 3.1.3. of the Contract shall be excluded.

6.                             Clause 3.1.4. of the Contract shall be marked as Clause 3.1.3. and shall be amended as follows: “to provide the recording and the billing of the Services according to the traffic in accordance to the provisions of this Contract”.

7.                             Clause 3.1.5. of the Contract shall be marked as Clause 3.1.4. of the Contract.

8.                             Clause 3.1.6. of the Contract shall be marked Clause 3.1.5. of the Contract.

9.                             Clause 3.2.5. of the Contract shall be marked as Clause 3.2.6. of the Contract.

10.                       To add to the Contract the clause of the following wording: “To demand from the Operator the information on numbering capacity of the networks of the Associated Operators”; mark it as clause 3.2.5.

11.                       Clause 3.3.3. of the Contract shall be amended as follows: “to provide the completeness and correctness of the information submitted to Rostelecom on the numbering capacity of the Associated Operators and the numbering capacity from which the Traffic transfer used for Service Telecommunication is initiated.

12.                       Clause 3.3.6. of the Contract shall be amended as follows: “to render long-distance call initiation services and zone and local call transit services on codes specified in Schedule N 2 attached herein and on codes specified in written notices sent by Rostelecom to the Operator no later than 15 days before introduction of such codes”.

13.                       To add to the Contract clause 3.3.11. that states: “to provide the recording and the billing of the Services according to the traffic in accordance to the provisions of this Contract”.

14.                       To add clause 3.3.12. that states: “To inform Rostelecom on the numbering capacity of the Associated Operators and its changes. The Operator no later than the last day of the Accounting Period submits to Rostelecom the detailed information on numbering capacity of the Associated Operators in accordance to Appendix 5”.

15.                       To add to the Contract clause 3.4.4. that states: “To initiate control of submitted by Rostelecom data on the volume of the Service for Traffic transfer”.

16.                       Clause 4.7. of the Contract shall be amended as follows: The entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. entered into by the Parties on                    .

Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement Provisions.

17.                       Clause 4.10 of the Contract shall be amended as follows: “The Operator providing zone call initiation and Rostelecom, accepting services on termination of area call to the Associated Operator, area termination of call to the Operator’ network, exchange information on the User’s number effecting call to communication facilities of the other Party if relevant technique is available. In case of any discrepancies in the information on the User’s number who has actually performed a call the Party providing such information shall be liable against the other Party in accordance with terms specified herein.

18.                       In clause 5.6. of the Contract the reference on clause 1.13. of the Contract shall be substituted by reference on clause 1.12. of this Contract

19.                       Clause marked as 5.8 shall be added to the Contract: “The content and the submission procedure by the Operator of the information on numbering capacity from which the Service Telecommunication Network traffic is initiated necessary to Rostelecom for  the billing for the Traffic transfer service is described in Section 6 of Appendix 5”.

20.                       Clause 5.8 of the Contract shall be marked as clause 5.9. of the Contract and shall be amended as follows: “Structure and terms of transfer of the data related to the Users (including the User’s number initiating the call) required by Rostelecom to perform billing for long-distance and international communication and to consider claims are specified in Schedule No.9 attached herein. Data updating about all the Users not connected to the activities described in clause 6 (except for paragraphs 1 and 3 of clause 6) of Appendix 9 to this Contract is performed by the Operator in compliance with the Additional Agreement to this Contract that can be concluded by the Parties within the validity period of this Contract”.

21.                       Clause 5.9 of this Contract shall be marked as clause 5.10. of this Contract

22.                       Clauses 6.1. — 6.10 of the Contract shall be amended as follows:

6.1.            Terms of payment for Traffic Admission Services:

6.1.1.           Rostelecom shall pay for Traffic Admission Services in accordance with tariffs specified in Appendix No. 1 attached herein;

6.1.2.           Rendering Traffic Admission Services billing is calculated on a minutely basis commencing from the 1st second of the connection and the rounding up of the time of the connection up to the whole minute;

6.1.3.           To calculate the time of the connections performed, besides the Traffic Admission Services through codes 803 Х1Х2Х3, a protection Interval is applied (non-billed limit) of 5 seconds;

6.1.4.           Time of the connections performed through codes is calculated from the 1st second of the connection.

6.2.            The Operator shall pay for the Interconnection services in accordance with rates specified in Appendix No. 1 attached herein.

6.3.            Should the rates of Interconnection services and Traffic Admission Services be changed by the Federal executive authority of the Russian Federation responsible for adjustment of tariffs for such services the Parties shall introduce new tariffs from the date specified in the order of the Federal executive authority of the Russian Federation by means of conclusion of the Additional Agreement to this Contract that should be signed by the Parties in this case.

6.4.            Payment for the Traffic Admission Services in accordance with rates specified in Appendix No. 7 attached herein.

6.5.            Payment for Interconnection services shall be effected by the Operator on a monthly basis no later than 10 (ten) days after the signing the Interconnection Services Report.

6.6.            For billing purposes the Parties shall exchange the data on the volume of the Interconnection services and Traffic Admission Services as follows:

6.6.1.                     The Operator no later than the last day of the Accounting Period (in accordance with calendar possibilities) submitted to Rostelecom detailed information on number capacities of the Associated Operators, numbering capacity from which the traffic of the Telecommunication Service is initiated and numbers of pay telephones and call offices in accordance to Appendices 5 and 9.

6.6.2.                     No later than the 6th day of the Billing Period Rostelecom submits the Operator a Report on volumes of the services rendered for the Traffic Admission Services with the following data:

a)              on volume of the services provided for zone call initiation  from the Operator’s network including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

b)             on volume of the services provided for zone call initiation from the Associated Operators’ networks including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

c)              on volume of the zone call termination to the Operator’s network;

d)             on volume of the zone call termination to the Associated Operators’ networks.

6.6.3.                     The Parties shall check and reconcile the data on the volume of Traffic Admission Services rendered (obtained) within the Accounting Period in accordance with clause 6.6.2 herein.

6.7.            By the 8th day of the Billing period one Party shall submit to the other Party the Traffic Admission Services Report with the following data:

6.7.1.                     Operator:

a)              on volume of the services provided for zone call initiation  from the Operator’s network including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

b)             on volume of the services provided for zone call initiation  from the Associated Operators’ networks including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

c)              on volume of the call termination to the Operator’s network;

d)             on volume of the call termination to the Associated Operators’ networks.

6.7.2.                     Rostelecom:

a)                  for the Interconnection services rendered.

6.8.            By the 9th day of the Billing Period each Party signs a corresponding Act: Rostelecom shall sign the Traffic Admission Services Report; The Operator shall sign the Interconnection services Report.

6.9.            The Parties shall issue invoices relating to the Interconnection Services and Traffic Admission Services in accordance with Russian tax laws. The copies of invoices, the Act of Acceptance of services shall be sent by fax, the originals shall be sent by mail.

6.10.      Without prejudice to provisions of clause 6.8. each Party shall be entitled to check the data submitted by the other Party and reconcile with its own data to verify absence of discrepancies in accordance with terms specified herein. If discrepancies of the data of the Parties in exceed 3 % plus/minus of the volume and cost parameters of the services rendered according to the Act of Acceptance, one Party shall send by the 17th day of the Billing Period at the latest to the other Party the Reconciliation Report indicating confirmed and rejected amounts.

In case of discrepancies of the data of the Parties in charges for the Traffic Admission Services for the billing period within 3 % plus/minus of the volume and cost parameters of the services rendered according to the Act of Acceptance then the Parties acknowledge volume and cost parameters of the services rendered and indicated in the Act to be true.

In case any Party presents the Reconciliation Report the Parties shall carry on the activities to correct and to eliminate the discrepancies as prescribed in Appendix 6 of this Contract. After the reasons of discrepancies have been revealed the Parties sign the Act on the regulation of the discrepancies indicating the approved volumes and costs of the services. Differences in volumes and costs of the services indicated in the Acts of Acceptance and the Acts on the regulation of the discrepancies  is set off in the following Billing period”.

23.                       Clause 9.6. of the Contract shall be amended as follows: “The Operator is responsible for the timely and complete data submission on the numbering capacity of the Associated Operator, the numbering capacity from which the traffic connected to the Service Telecommunication is initiated and on the numbering capacity of the pay phones and call offices”.

24.                       Clause 9.7. of the Contract shall be amended as follows:

“ If invalid data has been submitted by Rostelecom (or failure to submit the data, or delayed submission of the data) on the volumes of the traffic transfer service by the Operator on the stipulation that, the Associated Operator receiving traffic (incoming traffic) from Rostelecom’s network through Operator’s network, has submitted to the Operator a claim for forfeit and/or indemnity for the losses and the amount of funds payable for incoming traffic to this  Operator’s network calculated on the basis of invalid data provided is less than the amount payable for actual services rendered, then the Operator shall be entitled to claim indemnity for the losses from Rostelecom  including expenses of the Operator, inflicted in connection with aforesaid claims by such Associated Operator. This forfeit must be paid by Rostelecom to the Operator within the period of ten (10) banking days from the moment of the receipt of the corresponding payment demand.

25.                       Clause 12.1. of the Contract shall be amended as follows:

           The Agreement is valid for the period of one year from the moment of its coming into effect. If neither Party announces termination of this Agreement thirty (30) calendar days before its stated expiration, this Agreement shall be automatically extended for each subsequent year. The number of periods for which the effect hereof can be prolonged is not limited.

26.                       Appendix 1 of the Contract shall be amended as follows:

Appendix No. 1
to Contract No. 1-01
dated August 01, 2003

Calculation of Services Cost Rendered under Contract No. 1-01 dated August 01, 2003

1.1.Traffic admission services rendered by the  Operator:

		Billing rate, RUR/min w/o VAT
No.	Description of the service	АВС =302	АВС =384	АВС 301	АВС =382	АВС =383	АВС =381	АВС =388	АВС =390	АВС =391	АВС =395	АВС =385
1	Zone initiation of call from the Operator’s network	1,121 + comp. charge1)	0,917 + comp. charge	1,121 + comp. charge	1,121 + comp. charge	0,917 + comp. charge	0,917 + comp. charge	0,917 + comp. charge	1,121 + comp. charge	1,121 + comp. charge	1,121 + comp. charge	0,917 + comp. charge
2	Zone initiation of call from the network of the Associated Operator	1.121	0.917	1.121	1.121	0.917	0.917	0.917	1.121	1.121	1.121	0.917
3	Zone termination of call to the Operator’s network	1.121	0.917	1.121	1.121	0.917	0.917	0.917	1.121	1.121	1.121	0.917
4	Zone termination of call to the network of the Associated Operator	1.121	0.917	1.121	1.121	0.917	0.917	0.917	1.121	1.121	1.121	0.917

1.2.Connection Services rendered by Rostelecom:

No.	Description of the service	RUR / month for 1 TF channel w/o VAT
1	Maintenance of telecommunication facilities at the interconnection point	206.7

525

Comment:

1)              By accounting for the rendered services of zone initiation of call from the Operator’s network, in addition to the accounting rate a compensation charge in the amount of  0.65 rubles per minute is levied.

2)              Service traffic (traffic for service network) is not included into statistics on traffic admission and is not paid.

3)              Billing rates (tariffs) stated herein are tax-exempt, eventual taxes may be imposed on the stated rates in accordance with current law.

1.3. Cost of the services of updating subscriber information in the database, for one line of update:

No.	Description of the service	Rubles, excluding VAT
1.	Primary update of the Operator’s Subscribers information	1,00
2.	Primary update of the Associated Operator’s Subscribers information	2,00

Rostelecom:		Operator:
General Director		General Director
OAO Rostelecom		OAO Sibirtelecom:
	D.Ye. Yerokhin		A.I. Nikulin
	200		200

Seal here		Seal here

526

27.           Appendix 4 of the Contract shall be amended as follows:

Appendix No. 4
to Contract No.1-01
dated August 01, 2003

Services Report,
under Contract No. 1-01 dated August 01, 2003
for              month

This Act is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by                                                                                                   authorized to act by Power of attorney No.                                           dt.                                                                      on the one part, and                                                                                                                             , hereinafter referred to as “Operator” represented by                                                                    , acting on the ground of                                                                                 , hereinafter altogether referred to as the “Parties”, confirming the following services rendered to each other:

Services rendered by  the  Operator

Ref. No.	Description of the service	Measurement unit	Number	Service Tariff, rubles/pcs	Service Cost w/o VAT, rubles	including VAT, rubles	Service Cost inc. VAT, rubles
1	2	3	4	5	6	7	8
1	Zone initiation of call from the Operator’s network
2	Zone initiation of call from the network of the Associated Operator
3	Zone termination of call to the Operator’s network
4	Zone termination of call to the network of the Associated Operator
5	Primary update of the Operator’s Subscribers information
6	Primary update of the Associated Operator’s Subscribers information
Total

527

The rendered services cost aggregated                  , including VAT                   ..

The services were presented properly and according to Agreement terms.

Comment:

The Parties shall sign the Services Report on each Operator’s affiliate providing services and Consolidated Report on services rendered in general by the Operator

Rostelecom:		Operator:
General Director		General Director
OAO Rostelecom		OAO Sibirtelecom
	D.Ye. Yerokhin		A.I. Nikulin
	200		200

Seal here		Seal here

528

28.                       Appendix 5 of the Contract shall be amended as follows:

Appendix No. 5

to Contract No.1-01
dated August 01, 2003

Order of Interaction between Rostelecom and the Operator Participating in the Process of Exchange of
Information on the Services Rendered

1.                             This Appendix determines the order of interaction between Rostelecom and the Operator  participating in the process of exchange of information on the traffic admission Services.

2.                             This Appendix determines:

2.1.          the format and order of submission by the Operator of the information on the numbering capacity of the networks of Associated Operators;

2.2.          the format and order of submission of the data on traffic admission Services.

3.                             The Operator submits the information on the numbering capacity of the networks of Associated Operators in the format of Table 1, indicated in par. 6.6.1 hereof, the information on the numbering capacity with associated with the Service traffic, and the data on pay phones and call offices in the format established in Appendix 9.

4.                             The Operator submits the information about changes in numeral capacities, allotted by the Associated Operators during the Accounting period, in the format of Table 1 of this Agreement.

5.                             Rostelecom submits to the Operator monthly reports on the volume of the rendered Traffic admission Services, containing the data:

a)              on volume of the services provided for zone call initiation  from the Operator’s network including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

b)             on volume of the services provided for zone call initiation  from the Associated Operators’ networks including on codes 80Х 100, 80Х 200, 8-10-800 and on codes 80Х Х1Х2Х3  (where Х1Х2Х3- is the code of the IS Operator interconnected to Rostelecom’s network);

c)              on the summary volume and cost of the services of  termination of call to the Operator’s network;

d)             on the summary volume and cost of the services of  termination of call to the Associated Operator’s network.

6.                             The requirements for the formation of reports:

•                  in volume figures only the actually performed traffic must be considered, i.e. the traffic registered on the commutator  by response of the called number;

•                  the volume of the traffic admission services rendered is estimated for the point of connection of the Operator’s network to the network of Rostelecom;

•                  Service traffic (the traffic for the service network) is not included into reports;

•                  the long-distance and international telecommunications traffic via pay phones and call offices is included onto reports;

•                  the tarification is performed in accordance with par. 6.1. of the Agreement;

•                  the reports on the Service of zone initiation of call from the Operator’s network and zone initiation of call from the Associated Operator’s network must contain detailed elaboration of the incoming long-distance and international ABC codes;

•                  the reports on the Service of call end indicate the summary volume of the outgoing ABC codes;

•                  the reports are drawn up in the Excel format. The form of data presentation in specified in Table 2 of this Appendix.

The format of data presentation

Table 1. The structure of the file for submission of information about numbering capacity of Associated Operators

					Numbering capacity
Short name of the Operator/ Operator’s subsidiary	Indication of agreement conclusion	Number of agreement	Full name of Associated Operator	Symbol name of Associated Operator	Beginning of number range	End of number range	Date of number opening	Date of number closure

1	2	3	4	5	6	7	8	9

Notes to completion of Table 1:

1.                             The data must be presented by the Operator in the Excel format.

2.                             The transferred files must be named in accordance with the following name structure:

XXXXZZZZZZСССNU.xls, where

•                  XXXX- four-digit sign-digit operator number assigned by Rostelecom

•                  ZZZZZZ — accounting period in the form YYYYMM

•                  CCCCCCC — code of the outgoing ABC (up to three digits);

•                  N — indication of the information presented in the file (must always be present in the file name)

•                  UU — report ordinal number. The ordinal number of the document sent by the communication Operator to Rostelecom in the accounting period is always 0. Every new version of the file for the same Accounting period is formed by means of increasing the document ordinal number by 1.

3.                             The Operator having subsidiaries draws up the report on numbering capacities of the Associated Operators individually for every subsidiary and submits the reports conjointly.

4.                             In the column «Symbol name of Associated Operator» the statementd name of Associated Operator is indicated.

5.                             In the column «Indication of agreement conclusion» the following codes are indicated dependent on the state of the agreement with the corresponding Associated Operator: 0 — agreement is not concluded; 1 — agreement is concluded; 2 — agreement is denounced.

6.                             In the column «Beginning of number range» and «End of number range» full numbers allotted to the operator together with the ABC code are indicated. By absence of number range, i.e. when one number is allotted, the same number is indicated in these columns.

7.                             In the fields «Date» the date of opening or closure of number range is indicated, in the format: (DD.MM.YYYY)

Table 2 . The format of data presentation on Traffic admission Services

< Name of Operator>

<Name of Operator’s subsidiary>

Period from  <the starting date of the accounting period> till <the ending date of the accounting period>

Type of traffic <incoming/ outgoing>

Direction name	Code	Number of calls	Duration, min.	Tariff	Cost

Total

Notes to completion of Traffic admission Services data

1.               The data must be presented by the Operator in the Excel format.

2.               In the field «Type of traffic» service type relative to the network of Rostelecom is indicated: incoming for the initiation of calls from Operator’s network or Interconnected Operator’s network, and outcoming for the termination of calls to Operator’s network or Interconnected Operator’s network.

OAO Rostelecom:		Operator:

General Director		General Director

OAO Rostelecom		OAO Sibirtelecom

	D.Ye. Yerokhin		A.I. Nikulin

Date	2006	Date:	2006
Seal here		Seal here

29.                       Appendix 6 of the Contract shall be amended as follows:

Appendix No. 6

to Contract No.1-01

dt. August 01, 2003

Interaction between Rostelecom and the Operator in the Course of Reconciliation of Data on Long-Distance
and International Traffic Admission.

1.               This Appendix establishes the list of actions that must be performed by the Parties (Rostelecom and the Operator) for the regulation of disputes arising by discrepancy of traffic admission data.

2.               This Appendix establishes the methods of data reconciliation on the admitted traffic, the format, the terms and ways of data submission on every stage of revision.

3.               The performance of revision can be initiated by one of the Parties within the validity term of the current Agreement on the condition of observance of statue of limitation established by current law of the Russian Federation.

4.               The basis for the beginning of the data reconciliation actions is the discrepancy between summary volume or cost figures on the services rendered during the Accounting period (in accordance with the data of Rostelecom and the Operator), exceeding 3 (three) %.

5.               The following actions can be performed in the reconciliation:

•                  The reconciliation of data submitted by Rostelecom and the Operator,

•                  detailed reconciliation

•                  comprehensive technical study;

6.                             The reconciliation of data submitted by Rostelecom and the Operator:

6.1.          The Party initiating the revision forms and submits to the other Party the report in the form of Table 1 presented in this Appendix.

6.2.          The Party receiving the report indicated in par. 6.1, performs counter-analysis of the execution of the conditions hereunder in the billing:

•                  minimal  non-tariff limit of the calls,

•                  type of the traffic round-off,

•                  tariffs.

•                  criteria of traffic accounting (switching, trunks, numbering capacity).

6.3.          If as a result the Party has detected a mistake and its correction has eliminated the discrepancies, the Parties agree on the date of correction of the mistake and the date of re-calculation in accordance with the conditions hereof.

6.4.          If the mistake was not detected and its correction did not effect the elimination of the discrepancies, the Party initiating the revision chooses the directions (no more than five (5)) for which the maximal discrepancies were detected, the volumes must be sufficient for the performance of revision. The data shall be input into Table 2 attached herein.

The other Party, no later than within 5 (five) days upon receipt of the report draws up the Act on the results of the counter-analysis and submits it to be approved by the cooperating Party.

7.                             Detailed reconciliation

7.1.          The basis for the beginning of a detailed reconciliation is the coordinated at the previous stage acts and reports on the condition of absence of detected causes of discrepancies.

7.2.          The Parties adjust the following parameters of the detailed reconciliation:

•                  time factors (month, week, day, hour and so on),

•                  ancillary parameters (switchboards, trunks, numbering capacity),

•                  aspect of the detailed reconciliation,

•                  size of the detailed reconciliation,

•                  data exchange type.

The format sample for accordance of measured call service data for a detailed reconciliation, indicated in Table 3 of the Appendix, can be changed depending on technical abilities of the Parties.

7.3.          Detailed reconciliation is conducted under the agreement of the Parties using the resources of Rostelecom and/or Operator. The results of the reconciliation, performed by Rostelecom, shall be sent to the address of Operator not later than after seven (7) working days from concordance of the operation factors, indicated in para. 7.2 of the Appendix.

7.4.          The parties conduct analysis of the results of the detailed reconciliation.

If one of the Parties has detected a mistake and its correction has eliminated the discrepancies, the Parties agree on the date of correction of the mistake and the date of re-calculation in accordance with the conditions hereof.

7.5.          If no errors are detected or after correction of errors discrepancies are not eliminated the results of the analysis shall be revealed in relevant Act within three (3) business days from the date of reconciliation agreed by the Parties. The Parties will co-ordinate the next steps:

•                  Another addition, ancillary parameters of the revise are selected (repeated execution of the stage of the detailed reconciliation),

•                  comprehensive technical study should be performed.

8.                             Comprehensive technical study.

8.1.                    The reason for the realization of the comprehensive technical study is coordinated on the previous stages statements and the absence of the ascertained reasons for discrepancies.

8.2.                    In the context of the comprehensive technical study it can be realized by the associated Parties:

•                  verification of capacity for work of communication channels;

•                  verification of the recording completeness  of the tariff files;

•                  verification of recording conditions of the tariff files;

•                  registration of the probing calls;

•                  verification of the routing Regulations;

•                  verification of the software, used in the system of collection and processing of tariff information and so on;

•                  using indirect methods of research.

8.3.                    After getting the results the report is organized and agreed by the Parties, the used methods, conclusions, recommendations for eliminating the reasons, caused the discrepancies, the terms of removal such reasons are indicated inside this report.

On the basis of the results of the complex technical analysis report, the decision about re-calculation is taken in accordance with the conditions hereof.

Table 1. The form of data reconciliation report

Operator
Description of communication services with discrepancies detected
Date and registration number of agreement/contract for the services rendered
Terms of tariffing for the service (minimal non-payable threshold, round-up per second/per minute)
Accounting criteria of the service - terms of connection (switching, trunks, numbering capacity)
Discrepancies
Period dates
Traffic direction (incoming/outgoing/transit)
Type of traffic (long-distance/international/local)

Charges for traffic according to Rostelecom
Charges for traffic according to the Operator
Discrepancies in charges
Volume of traffic according to Rostelecom
Volume of traffic according to the Operator
Discrepancies between volumes

Table 2. Dedicated reconciliation form

				Rostelecom data			Operator data			Discrepancies
Period	Outgoing ABC code	Direction	Direction code	min	tariff	total	min	tariff	total	% (min)	% (rubles)

Table 3. Format of call service data

Data should be presented in electronic file using format dbf or xls

Tel_A*	Tel_В*	Mn_I*	Mn_O*	Date*	Time*	D_sec*

* fill-in spaces are marked

1.               Field Tel_A*: Number of the subscriber А phone

2.               Field Tel_B*: Number of the subscriber B phone

3.               Field Mn_I*: Mnemonics of incoming group of channels

4.               Field Mn_O*: Mnemonics of outgoing group of channels

5.               Field Date*: Date of the call beginning (DDММYY)

6.               Field Time*: Time of the call beginning (HHММSS)

7.               Field D_sec*: Call duration (in seconds)

OAO Rostelecom:		Operator:

General Director		General Director

OAO Rostelecom		OAO Sibirtelecom

	D.Ye. Yerokhin		A.I. Nikulin

Date	2006	Date:	2006
Seal here		Seal here

30.                       Appendix 7 of the Contract shall be amended as follows:

Appendix No. 7

to Agreement

No. 1-01 dt. August 01, 2003

SETTLEMENT PROCEDURE FOR TRAFFIC ADMISSION SERVICES

Whereas the Parties  confirm and accept that amounts payable and terms of payment for Connection services rendered by  Rostelecom to the Operator and for Traffic admission services rendered by the Operator to Rostelecom shall be determined in accordance with fulfillment by the Parties obligations specified in Agreement No. 751-05-233 dated December 28, 2005 (hereinafter referred to as “Assistance Agreement”) concluded between them now therefore the Parties agree to establish the following procedures for payments on this Contract:

1.                             Rostelecom shall pay to the Operator for Traffic admission services rendered to Rostelecom by the Operator remuneration in accordance with terms and amounts specified hereinafter. Total amount of financial obligations payable by Rostelecom for services rendered by the Operator to Rostelecom in relevant billing period shall be determined in accordance with the Services Report for the Accounting period.

2.                             Within the term  before the 25th day of the Billing period Rostelecom is obliged to transfer to the Operator the sum in the amount Х, equal to the summary cost of the traffic admission Services rendered by the Operator during all periods preceding the Billing period, unpaid for by Rostelecom, the cost of which has been calculated in accordance with Appendix 1 to the Agreement. At that, the maximal amount of Х, due to payment in every Billing period equals Z, the value of which is calculated by the following formula:

Z = M — Y, where

M and Y — have the value calculated for them in par. 2.2. of Appendix 7 of the Assistance agreement for the corresponding Billing period.

The calculated sum Х is reckoned by the Operator on account of payment for the traffic admission Services rendered to Rostelecom under this Agreement, during all its validity periods in the part where these services are not paid for at the moment of payment calculation. The Parties agree that the payments are in the first place accounted against the payment for traffic admission Services rendered during earlier periods.

3.                             Rostelecom transfers to the Operator payments in accordance with par. 2 hereof until the total amount of payments transferred by Rostelecom hereunder equals the total cost of the traffic admission Services rendered to Rostelecom by the Operator hereunder.

4.                             The Operator shall issue invoices for payments to Rostelecom in accordance with paragraph 2 of this Appendix for amounts determined in accordance with terms specified in aforesaid paragraph by 20th day of the month in which relevant payment is to be effected.

5.                             In case by the 25th day of the Billing period the total cost of the traffic admission Services rendered to Rostelecom by the Operator in accordance with the Act of services rendered during the corresponding Accounting period, exceeds the amount of the Accrued income for the telecommunications Services rendered by Rostelecom to the Users during the corresponding Accounting period, with the deduction of Potential income of the Operator from the  services connected with them, rendered to Rostelecom by the Operator in accordance with Assistance agreement, the difference between the indicated amounts must be paid by Rostelecom to the Operator before the 25th day of the Billing period in addition to the amount X due to payment in accordance with par. 2 hereof. At that, the Potential income is calculated as the sum of Accrued income multiplied by the service payment rate and the remuneration for the performance of the actions specified in Appendix 2 to the Assistance agreement.

6.                             Paras 2-4 of this Appendix 7 are not applied by the accounts settlement between the Parties for the traffic admission Services rendered to Rostelecom by the Operator, in connection with the rendering by Rostelecom of the long-distance and international telecommunication services to the Users of Associated Operators, the accounts settlement with such Users are performed by the indicated Associated Operator on commission of Rostelecom. Such traffic admission Services rendered during the Accounting period are paid for by Rostelecom before the 25th day of the Billing period, in corpore.

7.                             In order to terminate (partially terminate) the obligations specified in this Appendix, as well as mutual obligations of the Parties arising from the Assistance agreement, the Parties agree to perform, on a monthly basis, the offsetting of claims on the dates when such obligations of the Parties must be fulfilled in accordance with this Agreement and the Assistance agreement.

OAO Rostelecom:	Operator:

General Director	General Director

OAO Rostelecom	OAO Sibirtelecom

D.Ye. Yerokhin	A.I. Nikulin

Date:	dated “ ” 2006

Seal here	Seal here

31.                       To add the following clauses to Appendix 9 to the Contract:

“

8.                             The Operator shall in case of technical equipment of software failure and because of the effect various other conditions resulting in garbling, loss of the data or impossibility of timely transfer, to inform Rostelecom about the reasons of such failures with retransmission of reliable data.

9.                             Cooperation in the updating of the data on Subscribers between the Parties is realized through the data exchange in an approved format set in Appendix 9 to the Contract. The following data should be transmitted: data on the Subscribers, the list of which is set by Appendix 9 and which are changed through the Accounting Period.

10.                       The base price for the purpose of calculating fees relating to the Subscriber data updating service is the aggregation of correct information of one Subsriber’s account (as applicable to individual Subscribers) or each telephone number in Subsriber’s account (as applicable to legal entities). Reliability of the data is the correspondence of the data to the format of Appendix 9 to this Contract and the condition of the Operator’s Subscribers’ database on the condition on the 1st day of the Billing period.

11.                       Rostelecom makes monthly payment for the services under Appendix 1 to this Contract per 1 base unit of reliable and timely transmitted data on the Subscribers of the Operator.

12.                       The Operator by the 5th day of the Billing Period sends to Rostelecom an Act and an invoice indicating the effective volume of the Subscriber’s database updating services within the Accounting Period, and Rostelecom shall by the 8th of the Billing period approves the Act. If there are any remarks in connection to the volume of the services rendered, Rostelecom approves the Act with the remarks. The Parties shall by the 20th day of the Billing period to reconcile these remarks. The Form of the Act is given in Appendix 1 to this Agreement.

13.                       Rostelecom pays for the Subscriber’s database updating services no later than 10 days after signing of the Act by the Parties.

14.                       If information transmitted for the Operator’s Subscriber’s database updating services was presented incorrectly or needs additional data Rostelecom sends an inquiry to the Operator. Retransmission of the information on the Subscribers, the correction of the data is free of charge if performed because of the fault of the Operator”

32.                       This Agreement is an inseparable part of the Contract.

33.                       All terms used in this Agreement have a meaning, fixed for them in the Contract.

34.                       All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

35.                       The agreement is issued in the Russian language in two copies, one for  each Party.

36.                       This Agreement comes into effect as of the date of its execution and remains in force throughout the term of Contract on network connection between No. 1-01 dated August 1, 2003. The Parties agree that the terms of this Agreement shall be applicable to the relations between the Parties existing from the date of Contract on network connection between No. 1-01 dated August 1, 2003 (as amended by the Agreement dated December 28, 2005)

37.                       Details and Signatures of the Parties

OAO Rostelecom:	OAO Sibirtelecom:

General Director	General Director

/signed/ D.Ye. Yerokhin	/signed/ A.I. Nikulin

March 9, 2006	March 9, 2006

Seal here	Seal here